Exhibit 10.24

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ASTI ACQUISITION, LLC,

AND

AMERICAN STAINLESS TUBING, INC.

DATED AS OF NOVEMBER 30, 2018

1

Exhibit 10.24

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (“Agreement”), dated as of November 30, 2018, by and between ASTI Acquisition, LLC, a North Carolina limited liability company (the “Buyer”), and American Stainless Tubing, Inc., a North Carolina corporation (the “Seller”). Seller and Buyer may each be referred to herein individually as a “Party” and together as the “Parties”.
WHEREAS, Seller is in the business of manufacturing and selling welded ornamental stainless steel tubing primarily in North America (the “Business”).
WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Specified Assets (as defined herein) and the Specified Liabilities (as defined herein), upon the terms and conditions hereinafter set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:
SECTION 1. DEFINED TERMS
Certain defined terms used in this Agreement and not specifically defined in context shall have their respective meanings contained in Exhibit 1 attached hereto, the provisions of which are hereby incorporated into and made a part of this Agreement by reference.

SECTION 2.     THE TRANSACTION
2.1    Sale and Purchase of Specified Assets. On the Closing, effective to the fullest extent possible at 12:01 a.m. Eastern Time, subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest in and to all of the Specified Assets free and clear of any Encumbrances.
2.1.1    Specified Assets. The “Specified Assets” means substantially all of the assets owned or held by Seller and used in the Business, including but not limited to those assets set forth below, but excluding the Excluded Assets:
2.1.1.1     All of Seller’s useable and saleable raw materials inventory, supplies inventory, work-in-process inventory and finished goods inventory owned by Seller at the Effective Time and set forth on Schedule 2.1.1.1, which schedule shall be delivered at Closing (collectively, the “Inventory”).
2.1.1.2     All of Seller’s fixed assets, equipment, vehicles, computers, fixtures and furniture including, but not limited to, the items listed on Schedule 2.1.1.2 hereto (the “Equipment”);
2.1.1.3     All of Seller’s trade accounts receivable including but not limited to those listed on Schedule 2.1.1.3 (the “Trade Accounts Receivable”), which schedule shall be agreed upon and delivered at Closing by and between the Parties;

2.1.1.4     All of Seller’s current, former and prospective customer lists and customer sales files relating to the Business (the “Customer Lists”).
2.1.1.5     Copies of all of Seller’s employment and personnel records relating to Transferred Employees, and all books and records relating or pertaining to the Business, including all sales records and similar data, to the extent transferrable by law (collectively, the “Records”).
2.1.1.6     The Intellectual Property held, used or owned by Seller, including but not limited to, the names “American Stainless Tubing” and “ASTI” as they are used in the Business.
2.1.1.7     All licenses and permits used by Seller and necessary to conduct the Business as it is currently being conducted, to the extent transferable with or without the consent of any Person, including any Environmental Permits and those listed on Schedule 2.1.1.6 (the “Licenses and Permits”).
2.1.1.8     All of Seller’s prepaid costs and expenses, customer prepaids and deposits, and vendor (and similar) rebates.
2.1.1.9     All other tangible and intangible properties which historically have been used or held for use in connection with the Business including, without limitation, all goodwill related to the Business excluding assets which are included in the Excluded Assets.
2.1.2    Excluded Assets. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Seller to sell, assign, convey, transfer or deliver, and Buyer shall not be entitled to purchase, assume or acquire, any right, title or interest in, to or under the following assets and properties which are hereby excluded from the definition of Specified Assets (collectively, the “Excluded Assets”):
2.1.2.1     All cash, cash equivalents, and bank deposits, and any income, sales, payroll or other Tax receivables with respect to periods prior to at the Effective Time (in each case, whether held by Seller or any third party).
2.1.2.2     All Tax refunds or credits, which refunds or credits are with respect to periods entirely prior to at the Effective Time, whether directly or indirectly, regardless of when actually paid.
2.1.2.3     The minute books, stock transfer books, corporate seal, Tax Returns and other corporate records of Seller and its respective successors and assigns.
2.1.2.4     Seller’s Real Property, pursuant to Section 8.10 hereof.
2.1.2.5     All assets and rights of the Seller in and with respect to the Employee Plans of the Seller
2.1.2.6     Non-material personal items and furnishings located in the offices of individual officers of Seller.

2.1.3    Specified Liabilities. At the Closing, Buyer will not assume any of the liabilities, obligations or debt of Seller except the following explicitly listed liabilities and then only to the extent solely related to the Business (the “Specified Liabilities”):
2.1.3.1    The Transferred Employees’ accrued vacation and sick leave accrued through at the Effective Time listed on Schedule 5.12.
2.1.3.2    The customer purchase orders listed on Schedule 2.1.3.2 (the “Purchase Orders”).
2.1.3.3    The trade accounts payable listed on Schedule 2.1.3.3 (the “Trade Accounts Payable”).
2.1.3.4    The operating leases and other vendor agreements listed on Schedule 2.1.3.4 (collectively, the “Vendor Contracts”).
2.1.4    No Other Liabilities. Except as otherwise set forth in this Agreement, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities of Seller other than as specifically included in the Specified Liabilities. All such liabilities not being assumed by Buyer pursuant to Section 2.1.3 are referred to herein as the “Excluded Liabilities.”
SECTION 3.     PURCHASE PRICE, ALLOCATION AND EARN OUT
3.1    Purchase Price. Subject to the terms of this Section 3, the aggregate purchase price for the Specified Assets (the “Purchase Price”) shall be equal to TWENTY ONE MILLION AND 00/100 DOLLARS ($21,000,000.00) in cash consideration as set forth below, plus the amount of any Earn Out Payments as provided in Section 3.5.
3.1.1    Cash Consideration.
3.1.1.1    Not less than three (3) Business Days prior to the Closing, Seller shall have delivered to Buyer an estimated statement of Closing Date Working Capital (“Estimated Closing Date Working Capital”), which shall be prepared in a manner consistent with the calculation of the Target Closing Date Working Capital (as shown on Schedule 3.1.1.1) and with the past practices of the Seller in the preparation of the Financial Statements and subject to Buyer’s reasonable review and approval.
3.1.1.2    At the Closing, Buyer shall deliver as payment on account of the Purchase Price an amount (the “Closing Payment”) in cash equal to (i) TWENTY ONE MILLION AND 00/100 DOLLARS ($21,000,000.00), (ii) plus the amount, if any, by which Estimated Closing Date Working Capital exceeds Target Closing Date Working Capital, (iii) minus the amount, if any, by which Target Closing Date Working Capital exceeds Estimated Closing Date Working Capital.
3.2    Payment of the Adjusted Purchase Price.

3.2.1    If the amount representing the Closing Date Working Capital as finally determined in accordance with Section 3.3 differs from the Estimated Closing Date Working Capital, the Purchase Price shall be adjusted upward or downward, as applicable, on a dollar-for-dollar basis by the cumulative amount of such difference.
3.2.2    If the adjustment, if any, under Section 3.3 results in an aggregate reduction in the Purchase Price, then within three Business Days after the final determination of the adjustment, Seller shall pay the amount of such reduction to Buyer by wire transfer of immediately available funds to an account designated by Buyer.
3.2.3    If the adjustment, if any, under Section 3.3 results in an aggregate increase in the Purchase Price, then within three Business Days after the final determination of the adjustment, Buyer shall pay to Seller the amount of such aggregate increase in the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.
3.3    Adjustment Procedure.
3.3.1    Within ninety (90) days after the Closing, Buyer shall prepare and deliver to Seller a statement of the Closing Date Working Capital (the “Statement of Closing Date Working Capital”). The Statement of Closing Date Working Capital shall be based upon the books and records of the Seller and shall be prepared in a manner consistent with the calculation of the Target Closing Date Working Capital (as shown on Schedule 3.1.1.1) and with the past practices of the Seller in the preparation of the Financial Statements (including, without limitation, as to valuation methodology). Regarding the Inventory count and valuation, the Parties agree to take a physical observation and counting of the Inventory within thirty (30) days after Closing and to negotiate in good faith and agree upon the actual Inventory count and valuation as of the Effective Time, which agreed upon Inventory calculation shall be utilized in the Statement of Closing Date Working Capital.
3.3.2    Seller shall, during reasonable business hours, be given reasonable access to (and copies of) all of Buyer’s books, records, and other documents, including work papers, worksheets, notes, and schedules, used in preparation of the Statement of Closing Date Working Capital, for the purpose of reviewing the Statement of Closing Date Working Capital.
3.3.3    If within thirty (30) days following delivery of the Statement of Closing Date Working Capital to Seller, Seller has not given Buyer notice of an objection as to any amounts set forth on the Statement of Closing Date Working Capital (which notice shall state in reasonable detail the basis of Seller’s objections and Seller’s proposed adjustments) (the “Objection Notice”), the Statement of Closing Date Working Capital as prepared by Buyer will be final, binding, and conclusive on the parties.
3.3.4    If Seller timely gives Buyer an Objection Notice and if Seller and Buyer fail to resolve the issues raised in the Objection Notice within thirty (30) days after delivery of the Objection Notice, Seller and Buyer shall submit the issues remaining in dispute for resolution to a recognized national or regional independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Accountants”). If the Buyer and Seller cannot agree on the Independent Accountants to serve, each of them shall appoint a recognized national or regional independent accounting firm and the two firms shall appoint a recognized national or regional accounting firm to serve as the Independent Accountants.
3.3.5    The Independent Accountants shall be directed to resolve only those issues in dispute and render a written report on their resolution of disputed issues with respect to the Statement of Closing Date Working Capital as promptly as practicable, but no later than thirty (30) days after the date on which the Independent Accountants are engaged. The determination by the Independent Accountants will be based solely on written submissions of Buyer, on the one hand, and Seller, on the other hand, and will not involve independent review. Any determination with respect to the Statement of Closing Date Working Capital by the Independent Accountants will not be outside the range established by the amounts in (i) the Statement of Closing Date Working Capital, and (ii) Seller’s proposed adjustments thereto. Such determination will be final, binding, and conclusive on the parties as of the date of the determination notice sent by the Independent Accountants.
3.3.6    If issues are submitted to the Independent Accountants for resolution:
3.3.6.1    In the absence of mutual agreement of Seller and Buyer, or unless otherwise expressly provided for in this Agreement, the Independent Accountants shall determine the process to be followed in resolving the disputed matters, provided such process is consistent with this Agreement;
3.3.6.2    Seller and Buyer shall execute any agreement required by the Independent Accountants to accept their engagement pursuant to Section 3.3.4;
3.3.6.3    Seller and Buyer shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any other written material relating to the disputed issues;
3.3.6.4    The determination by the Independent Accountants, as set forth in a report to be delivered by the Independent Accountants to both Seller and Buyer, will include the Statement of Closing Date Working Capital as revised, reflecting the changes required as a result of the determination made by the Independent Accountants; and
3.3.6.5    The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
3.3.7    Any payments made pursuant to Section 3.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
3.4    Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price will be allocated to the Specified Assets and the restrictive covenants for all purposes (including Tax and financial accounting purposes) as set forth on Schedule 3.4, which schedule shall be agreed upon and delivered at Closing by and between the Parties. The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Internal Revenue Code. Buyer and Seller shall file Internal Revenue Service Form 8594, Asset Acquisition Statement under Section 1060 of the Internal Revenue Code, with their respective income tax returns (including amended returns and claims for refund) for the taxable year that includes the date of Closing and information reports in a manner consistent with such allocation. Buyer and Seller agree to satisfy all of the reporting requirements of Section 1060 of the Internal Revenue Code.
3.5    Earn Out Payments.
3.5.1    As additional consideration for the Specified Assets, Buyer shall pay to Seller with respect to each Calculation Period within the Earn Out Period an amount (each, an “Earn Out Payment”) equal to six and one-half percent (6.5%) of all Revenue generated by Buyer from the Business; provided that in no event shall the aggregate Earn Out Payments exceed $20,000,000.
3.5.2    Procedures Applicable to Determination of the Earn Out Payments.
3.5.2.1    On or before the date which is thirty (30) days after the last day of each Calculation Period (each such date, an “Earn Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn Out Calculation Statement”) setting forth in reasonable detail its determination of Revenue for the applicable Calculation Period and its calculation of the resulting Earn Out Payment (in each case, an “Earn Out Calculation”).
3.5.2.2    Seller shall have thirty (30) days after receipt of the Earn Out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn Out Calculation Statement and the Earn Out Calculation set forth therein. During the Review Period, Seller and its Representatives shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Revenue and the resulting Earn Out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn Out Calculation set forth in the Earn Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn Out Calculation Objection Notice”) to Buyer. Any Earn Out Calculation Objection Notice shall specify the items in the applicable Earn Out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn Out Calculation set forth in the Earn Out Calculation Statement shall be final and binding on the parties hereto, and the Earn Out Payment shall be immediately due and payable. If Seller timely delivers an Earn Out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Revenue and the Earn Out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within thirty (30) days after such an Earn Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountants. The Independent Accountants shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountants, and to resolve only those unresolved disputed items set forth in the Earn Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountants, Buyer and Seller shall each furnish to the Independent Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request. The Independent Accountants shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Revenue that is the subject of the applicable Earn Out Calculation Objection Notice by the Independent Accountants shall be final and binding on the parties hereto and shall not be outside the range established by the amounts in the (i) Earn Out Calculation Statement and (ii) Seller’s proposed amount in dispute. The fees and expenses of the Independent Accountants shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Revenue differ from Revenue as finally determined by the Independent Accountants.
3.5.3    Independence of Earn Out Payments. Except as otherwise stated in this Agreement, Buyer’s obligation to pay each of the Earn Out Payments to Seller in accordance with Section 3.3 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the determination or payment of any preceding or subsequent Earn Out Payment and the obligation to pay an Earn Out Payment to Seller shall not create any separate obligation of Buyer to pay any preceding or subsequent Earn Out Payment. For the avoidance of doubt and by way of example, if there is no payment of the Earn Out Payment for the first Calculation Period due to there being no Revenue in such period, but Revenue is received in the second Calculation Period, then Buyer would be obligated to pay such Earn Out Payment for the second Calculation Period for which Revenue was received, and not the Earn Out Payment for the first Calculation Period.
3.5.4    Timing of Payment of Earn Out Payments. Subject to Section 3.5.2, any Earn Out Payment that Buyer is required to pay pursuant to Section 3.5.1 hereof shall be paid in full no later than five (5) Business Days following the date upon which the determination of Revenue for the applicable Calculation Period becomes final and binding upon the Parties (including any final resolution of any dispute raised by Seller in an Earn Out Calculation Objection Notice). Buyer shall pay to Seller the applicable Earn Out Payment in cash by wire transfer of immediately available funds.
3.5.5    Post-closing Operation of the Business. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn Out Payments hereunder.  If Buyer makes changes in the operation of the Business that have a material negative effect on the calculation of the Earn Out Payments, then Buyer and Seller agree to negotiate in good faith to reasonably adjust the basis for determination of the Earn Out Payments to reasonably preserve the business understanding of the Parties with respect to the Earn Out Payments as of the Closing; provided nothing herein shall require either Party to agree to any such adjustment to the determination of the Earn Out Payments.

Notwithstanding the foregoing, Buyer has no obligation to operate the Business in order to achieve any Earn Out Payment or to maximize the amount of any Earn Out Payment.
3.5.6    Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 3.5 the amount of any Losses to which any Buyer Indemnified Party may be entitled under Section 9 of this Agreement.
3.5.7    No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earn Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or any of its affiliates, (ii) Seller shall not have any rights as a security holder of Buyer or any of its affiliates as a result of Seller’s contingent right to receive any Earn Out Payment hereunder, and (iii) no interest is payable with respect to any Earn Out Payment.
SECTION 4.     CLOSING
4.1    Closing /Effective Time. The closing (the “Closing”) shall take place at the offices of LeClairRyan, A Professional Corporation, 919 E. Main Street, 24th Floor, Richmond, Virginia 23219 at 10:30 a.m. local time on the date mutually agreed to by the Parties. The transfer of the Specified Assets and Specified Liabilities shall be effective as of 12:01 a.m. (local time) on January 1, 2019 (the “Effective Time”). In lieu of an in-person Closing, if the parties agree, they may close by e-mail (pdf)/mail/overnight delivery. Although the Closing will take place at the location set forth above, Buyer shall take possession of the Specified Assets at the Property. The Parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
4.2    Deliveries of Seller. At or prior to the Closing, Seller shall execute and/or deliver the following items:
4.2.1     A Bill of Sale in a form agreed to by the Parties;
4.2.2    Original vehicle titles, duly endorsed by Seller, for all vehicles included in the Equipment;
4.2.3    An Assignment and Assumption Agreement in a form agreed to by the Parties;
4.2.4    A copy of the resolutions of the Board of Directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereunder;
4.2.5    Copies of the Consents and approvals of all Persons which Seller is required to obtain in order to transfer the Specified Assets to Buyer and to consummate the transactions contemplated by this Agreement;

4.2.6    Evidence, in substance and form reasonably satisfactory to Buyer, that the Specified Assets are being transferred to Buyer free and clear of Encumbrances;
4.2.7    The Disclosure Schedules, updated, as necessary, as of the Effective Time;
4.2.8    The certificate required by Section 7.6.1.4;
4.2.9    The Employment Agreements;
4.2.10    The Statement of Estimated Closing Date Working Capital (to be delivered at least three (3) Business Days prior to Closing);
4.2.11    A Closing settlement statement mutually agreed to by the Parties;
4.2.12    The duly authorized and executed Amendment to the Articles of Incorporation of Seller pursuant to Section 8.11 hereof;
4.2.13    Such additional documents as Buyer may reasonably request.
4.3    Deliveries of Buyer. At or prior to the Closing, Buyer shall execute and/or deliver the following items:
4.3.1    The Closing Payment by wire transfer of immediately available funds pursuant to a wire direction letter provided by Seller to Buyer;
4.3.2    An Assignment and Assumption Agreement in a form agreed to by the Parties;
4.3.3    A copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereunder;
4.3.4    The certificate required by Section 7.8.2.4;
4.3.5    The Employment Agreements;
4.3.6    A Closing settlement statement mutually agreed to by the Parties; and
4.3.7    Such additional documents as Seller may reasonably request.

SECTION 5.     REPRESENTATIONS AND WARRANTIES OF THE SELLER
Seller represents and warrants to Buyer and covenants with Buyer, as set forth below in this Section 5.

5.1    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation. Seller possesses the full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is qualified or registered in all jurisdictions in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.
5.2    Authority; Non-Contravention.
5.2.1    Seller has the right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a legal, valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors’ rights generally.
5.2.2    Except as set forth on Schedule 5.2.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Seller will directly or indirectly (with or without notice or lapse of time):
5.2.2.1     contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificates of formation, bylaws, shareholders agreements, or other organizational documents of Seller or (b) any resolution adopted by the Board of Directors of Seller;
5.2.2.2     contravene, conflict with or result in a violation or breach of, or result in a material default under, any provision of, any agreement, contract or other instrument of which Seller is a party or by which the Specified Assets are bound or subject;
5.2.2.3     violate any Law or regulation, or any Judgment, order or decree of any court, Governmental Body, commission, agency or arbitrator, applicable to Seller, any of the Specified Assets or the Business; or,
5.2.2.4     result in the creation of any Encumbrance on the Specified Assets.
5.2.3    Except as set forth on Schedule 5.2.3, Seller neither is nor will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, or the consummation or performance of any of the transactions contemplated hereby.
5.3    Title to Specified Assets. Except as set forth on Schedule 5.3, Seller has good and valid title to all of the Specified Assets and has the right to transfer all rights, title and interest in such Specified Assets, free and clear of any Encumbrance.
5.4    Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened, in each case, that relate to the Specified Assets or the Business or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Seller is not subject to any outstanding order, decree or ruling issued by any Governmental Body that relates to the Specified Assets.
5.5    Brokerage Fees. No broker, finder or investment banker, other than The VSTH Group LLC, whose fee is the sole responsibility of Seller, is entitled to any fee or commission from Seller for services rendered on behalf of Seller in connection with the transactions contemplated by this Agreement.
5.6    Compliance with Laws. Except with respect to compliance with Environmental Laws and Environmental Permits, which are covered exclusively in Section 5.16 and are not covered by this Section 5.6, (a) Seller has operated (since December 31, 2016) and is operating the Business in compliance with all Laws and regulations, federal, state, provincial or local, domestic or foreign applicable to Seller, the Specified Assets or the Business and (b) Seller has not received, at any time since December 31, 2016, any written notice from any Governmental Body regarding any violation of, or failure to comply with, any Laws.
5.7    Assumed Purchase Orders and Contracts. Each purchase order, contract and lease (the “Assumed Contracts”) listed on Schedules 2.1.3.2, 2.1.3.3 and 2.1.3.4 is valid and binding on Seller in accordance with its terms and is in full force and effect. To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute or be reasonably expected to constitute an event of default under any Assumed Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  None of Seller or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assumed Contract. Complete and correct copies of each Assumed Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Assumed Contract.
5.8    Intellectual Property. Schedule 5.8 contains a correct, current and complete list of all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. To the Knowledge of the Seller, unless otherwise noted in Schedule 5.8 (a) all of the Seller’s Intellectual Property assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property assets and (b) no Person has infringed, misappropriated, or otherwise violated any of Seller’s Intellectual Property assets. There are no actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property assets of Seller; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any of Seller’s Intellectual Property assets.
5.9    Tax Matters.
5.9.1     Seller has properly prepared and filed, in a timely manner, all Tax Returns, reports, related information and declarations (collectively, “Returns”) related to the Business and required of Seller by applicable Law and has paid or made provision for the payment of all Taxes related to the Business which have or may become due and no extension of time for filing and Return is presently in effect. Except as set forth in Schedule 5.9, Seller has not received any assessment for unpaid Taxes, with respect to the Business, nor has agreed to any extension of time for the assessment of any federal, state, local, provincial, municipal or foreign Taxes related to the Business for any period. Adequate provisions have been made for the payment of all current Taxes related to the Business. There are no liens on the Specified Assets as a result of any Tax liabilities, except for Taxes not yet due and payable.
5.9.2    Seller is not a party to any Proceeding by any Taxing Authority. There are no pending or threatened Proceedings by any Taxing Authority. Seller is not a “foreign person” as that term is used in the Treasury Regulations Section 1.1445-2.
5.10    Product Warranty. Each product sold or delivered by the Business before Closing and has been sold and delivered in conformity with all applicable contractual commitments, Laws and all express warranties, and, Seller has no liability for replacement or repair thereof or other damages in connection therewith. No product sold or delivered by the Business is subject to any guaranty, warranty or other indemnity beyond Seller’s applicable standard terms and conditions of sale, a copy of which has been provided to Buyer before Closing.
5.11    Product Liability. To the Knowledge of Seller, Seller has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold or delivered by the Business prior to the Closing.
5.12    Labor and Employment Matters. Schedule 5.12 contains a list of all employees of Seller employed in the Business and sets forth for each the following: (i) name, (ii) title or position, (iii) hire date, (iv) current annual compensation, (v) commission, bonus or incentive based compensation, and (vi) general description of Seller’s fringe benefits and accrued vacation and sick leave policies. The Parties agree that Schedule 5.12 shall be updated and delivered with information current as of the Effective Time, with the addition of specific vacation and sick leave accrual information for each employee as of the Effective Time. Schedule 5.12 sets forth a complete and correct list of each employment agreement, severance agreement, deferred compensation agreement or similar arrangements to which Seller is a party or by which it is obligated. Seller has not agreed to pay any of its employees any bonus consideration based on the successful closing of the transactions contemplated under this Agreement. Except as set forth on Schedule 5.12, Seller is not a party to, bound by, or negotiating any collective bargaining agreement or similar arrangement with a labor organization, union or work council representing any of its employees. Seller is in full compliance with the terms of all agreements listed on Schedule 5.12. There is not, and has not been for the past eighteen (18) months, any union, works council or labor organization (collectively,

“Union”) representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Seller has no duty to bargain with any Union. Except as set forth on Schedule 5.12, since January 1, 2015 there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Seller or the Business. There are no material controversies, claims or grievances pending, or, to the Knowledge of Seller, threatened between Seller and any of its employees. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with (since January 1, 2014) all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Seller is and has been (since January 1, 2016) in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Except as set forth on Schedule 5.12, there are no claims against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws. Seller has not taken any action prior to the date hereof that would trigger the WARN Act with respect to Seller.
5.13    Licenses and Permits. Schedule 2.1.1.6 lists all Licenses and Permits required to conduct the Business as it is presently being conducted. All such Licenses and Permits are in full force and effect and, except as set forth on Schedule 2.1.1.6, all of which are assignable. Seller has operated the Business in compliance in all material respects with all of the terms and conditions set forth in such Licenses and Permits. No notice of any violation of any such License or Permit has been received by Seller since January 1, 2017, or, to the Knowledge of Seller, recorded or published, and no proceeding is pending, or, to the Knowledge of Seller, threatened, to revoke any of them. No approval of or filing with a Governmental Body is required in order to consummate the transactions hereunder.
5.14    Financial Statements. Seller has delivered, or as of the Closing will have delivered, to Buyer the following financial statements and notes, true and correct copies of which are attached as Schedule 5.14 to this Agreement (collectively, the “Financial Statements”): (a) balance sheets of Seller as of each of December 31, 2016 and December 31, 2017, and the corresponding income statements of Seller for each of the calendar years ending December 31, 2016 and December 31, 2017; and (b) the balance sheet of Seller as of September 30, 2018, and the corresponding income statement of Seller as of September 30, 2018. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Financial Statements as of September 30, 2018, to (i) normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the other Financial Statements) and (ii) the September 30, 2018 balance sheet being prepared on a tax basis. The Financial Statements have been prepared on a consistent basis throughout the period involved, are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.
5.15    Employee Benefit Plans. Except as set forth in Schedule 5.15, Seller maintains no Employee Plans. All Employee Plans listed in Schedule 5.15 are in compliance in all material respects with the requirements prescribed by applicable statutes, orders, governmental rules and regulations, and Seller has complied in all material respects with all applicable laws and regulations in the establishment and administration of the Employee Plans. Seller has performed all obligations required to be performed by it under the Employee Plans, and Seller is not in any respect in material violation of, any of the Employee Plans. All payments which are due for each Employee Plan have been timely paid, and all payments for any period ending on or before the Effective Time which are not yet due have been timely paid or accrued. No action, suit, proceeding, hearing or investigation (other than routine claims for benefits) is pending or threatened with respect to any Employee Plan. Seller and each Benefit Plan is in compliance, in all material respects, with the Affordable Care Act (the “ACA”). All required taxes or penalties due and payable under the ACA have been paid, and no excise tax or penalty under the ACA is outstanding, has accrued, or will become due with respect to any period prior to the Closing.  Except as set forth in Schedule 5.15, Seller has selected a measurement period and stability period for applicable full time employees covered under the ACA.  All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the Target Companies’ employees and their affiliates have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
5.16    Environmental Matters. Except as set forth in Schedule 5.16:
5.16.1    The operation of the Business and the Specified Assets have been since December 31, 2016 and currently are in compliance in all material respects with the Environmental Permits and Environmental Laws. To the Knowledge of the Seller, there has been no Release or threat of Release of any Hazardous Substances (requiring investigation, assessment, remediation or monitoring under any Environmental Laws) in, on, under, or from any real property owned, leased or used in connection with the ownership or operation of the Business or the Specified Assets. Seller has not, since December 31, 2016, received any written or, to Seller’s Knowledge oral, notice from any governmental authority or any third party alleging any non-compliance with or any potential liability under any Environmental Law or Environmental Permit relating to the Business or the Specified Assets.
5.16.2    To the Knowledge of the Seller, no underground storage tanks are located in, on or under the Real Property. Any aboveground storage tanks used to store Hazardous

Substances in or on the Real Property are in compliance in all material respects with all Environmental Laws.
5.16.3    To the Knowledge of Seller, there is not currently and never has been any material mold, fungal or other microbial growth in or on the Real Property, or conditions that could reasonably be expected to result in material mold, fungal or microbial growth (e.g. material problems with the heating, ventilation and air conditioning system, water leaks or building materials known to be conducive to material mold, fungal or microbial growth), that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth or to remedy the conditions that could reasonably be expected to result in such material growth.
5.17    Inventory. All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, supplies, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.
5.18    Condition and Sufficiency of the Equipment. Except as set forth on Schedule 5.18, the Equipment included in the Specified Assets is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of the Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Specified Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.
5.19    Customers and Suppliers.
5.19.1    Schedule 5.19.1 sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $500,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth on Schedule 5.19.1, Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
5.19.2    Schedule 5.19.2 sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business
5.20    Absence of Certain Changes, Events and Conditions. Since January 1, 2018, and other than in the ordinary course of business consistent with past practice, there has not been any: (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements; (c) material change in cash management practices and policies, practices and procedures with respect to collection of Trade Accounts Receivable, establishment of reserves for uncollectible Trade Accounts Receivable, accrual of Trade Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; (d) entry into any Contract that would constitute a Material Contract; (e) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice; (f) transfer, assignment, sale or other disposition of any of the Specified Assets shown or reflected in the December 31, 2017 balance sheet, except for the sale of Inventory and obsolete or surplus equipment in the ordinary course of business; (g) transfer or assignment of or grant of any license or sublicense under or with respect to any of Seller’s Intellectual Property Assets (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice; (h) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Intellectual Property assets; (i) material damage, destruction or loss, or any material interruption in use, of any Specified Assets, whether or not covered by insurance; (j) acceleration, termination, material modification to or cancellation of any Assumed Contract, License or Permit; (k) imposition of any Encumbrance upon any of the Specified Assets; (l) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, (m) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business; (n) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business; (o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or (p) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice.
SECTION 6.     REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller and covenants with Seller, as set forth below in this Section 6.

6.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer possesses the full limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
6.2    Authority; Non-Contravention. Buyer has the right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all necessary corporate action by its sole member and manager. Buyer’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (a) do not constitute a violation of or default under its respective charter or operating agreement; (b) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any contract to which Buyer is a party or by which Buyer is bound; (c) do not constitute a violation of any Law or Judgment that is applicable to Buyer or to its businesses or assets, or to the transactions contemplated by this Agreement; and (d) do not require the Consent of any Person. This Agreement constitutes a legal, valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors’ rights generally.
6.3    Brokerage Fees. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement.

SECTION 7.     PRE-CLOSING COVENANTS; TERMINATION
7.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (in its sole discretion), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice and (b) use reasonable best efforts to maintain and preserve intact the Specified Assets.
7.2    Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its representatives, upon reasonable prior written notice, full and free access to and the right to inspect all of the properties, assets, books, records, contracts and other documents related to the Business and the Specified Assets, and (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request.
7.3    No Solicitation of Other Bids. So long as this Agreement has not been properly terminated, Seller shall not, nor shall Seller permit or authorize any of its respective representatives or affiliates to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Specified Assets (an “Acquisition Proposal”), (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition

Proposal, or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.
7.4    Notification of Certain Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of any fact, circumstance, event or action, the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business or the Specified Assets, (b) has resulted in, or could reasonably be expected to result in, any representations or warranties, including the corresponding Disclosure Schedules, made by Seller hereunder not being true and correct in any material respects or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.8 to be satisfied. Buyer’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representations, warranty or agreement given or made by Seller in this Agreement.
7.5    Accomplishment of Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7.6 hereof.
7.6    Conditions to Closing.
7.6.1    The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver of each of the following conditions:
7.6.1.1    The representations and warranties of Seller contained in Section 5 shall be true and correct in all material respects as of the Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).
7.6.1.2    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing, including, but not limited to the deliveries contemplated by Section 4.2.
7.6.1.3    No Legal Proceeding shall have been commenced against Seller or Buyer, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.
7.6.1.4    Buyer shall have received a certificate, dated the Closing date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.6.1.1 and Section 7.6.1.2 have been satisfied.
7.6.1.5    No Material Adverse Change shall have occurred with respect to the Business or the Specified Assets.

7.6.1.6    Buyer shall have received evidence of the occurrence of the closing or satisfaction of all conditions for closing pursuant to the sale of the Real Property from Seller to Store Capital, as described in Section 8.10 hereof.
7.6.1.7    Seller shall have delivered a complete, substantive response to the United States Environmental Protection Agency’s Request for Information Pursuant to Section 104(e) of CERCLA dated May 31, 2018 (the “EPA Request for Information”) prior to Closing and shall have provided a draft of such response to Buyer at least ten (10) days prior to Closing.
7.6.2    The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver of each of the following conditions:
7.6.2.1    The representations and warranties of Buyer contained in Section 6 shall be true and correct in all material respects as of the Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).
7.6.2.2    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing date, including, but not limited to the deliveries contemplated by Section 4.3.
7.6.2.3    No Legal Proceeding shall have been commenced against Seller or Buyer, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.
7.6.2.4    Seller shall have received a certificate, dated the Closing date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.6.2.1and Section 7.6.2.2 have been satisfied.
7.6.2.5    Seller shall have received evidence of the occurrence of the closing or satisfaction of all conditions for closing pursuant to the sale of the Real Property from Seller to Store Capital, as described in Section 8.10 hereof.
7.7    Termination.
7.7.1    Termination Generally. This Agreement may be terminated at any time prior to the Closing:
7.7.1.1    By the mutual and written consent of the Parties hereto;
7.7.1.2    By Seller by written notice to Buyer if: (i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this

Agreement that would give rise to the failure of any of the conditions specified in Section 7.6.2, or (ii) any of the conditions set forth in Section 7.6.2 shall not have been, or likely will not be, fulfilled by January 15, 2019, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
7.7.1.3    By Buyer by written notice to Seller if: (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.6.1, or (ii) any of the conditions set forth in Section 7.6.1 shall not have been, or likely will not be, fulfilled by January 15, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
7.7.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.7.1.1 (unless otherwise agreed in writing between the Parties in the mutual termination agreement), this Agreement shall forthwith become void. In the event of the termination of this Agreement in accordance with Sections 7.7.1.2, or 7.7.1.3, each party shall be entitled to seek any remedy at law for breach of contract with respect to this Agreement but no party shall be entitled to the equitable remedy of specific performance or to make any claims for indemnification pursuant to Section 9 hereof.

SECTION 8.    POST-CLOSING COVENANTS
8.1    Post-Closing Cooperation of the Parties; Further Assurances. From and after the Closing: (a) Seller shall cooperate with Buyer to transfer to Buyer the full title, control and enjoyment of the Specified Assets; (b) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by it or found to be in its possession which pertain to the Specified Assets; and (c) Seller shall cooperate with Buyer and its auditors with respect to requests for financial information relating to the Business prior to Closing, which financial information may be required to be reviewed, audited and publicly reported, pursuant to GAAP and/or applicable Law. In furtherance of the foregoing, Buyer shall promptly take all actions and do all things necessary in order for Buyer to take physical possession of the Specified Assets which constitute tangible personal property. Seller shall provide Buyer with access, upon reasonable prior notice from Buyer, to the Specified Assets to permit Buyer to comply with its obligations hereunder. At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller shall execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement.

8.2    Employees.

8.2.1    Employees Generally. At Closing, the employment by Seller of all its employees shall be terminated. Buyer shall offer employment to all employees of Seller upon such terms and with any such employee benefit plan (collectively, “Buyer Benefit Plans”) as Buyer determines. The employees who elect to become employees of Buyer are referred to as “Transferred Employees.” Unless otherwise required by applicable Law or otherwise prohibited by the Buyer Benefit Plans, Transferred Employees shall be eligible for Buyer Benefit Plans effective as of the commencement date of each employee’s employment with Buyer and, unless otherwise required by applicable Law or otherwise prohibited by such Buyer Benefit Plan, Buyer shall recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes. Additionally, Buyer shall assume liability for the Transferred Employees’ vacation and sick leave accrued by Seller prior to Closing, as detailed on Schedule 5.12. Buyer agrees and acknowledges that it will be responsible for providing or continuing group health plan continuation coverage under Section 4980B of the Internal Revenue Code and Sections 601 through 609 of ERISA (“COBRA”) to all “M&A qualified beneficiaries” as required by COBRA and Treasury Regulation Section 54.4980B-9.
8.2.2    Seller 401(k) Plan Generally. Seller shall, after Closing, manage and administer the tasks associated with the wind-down of the American Stainless Tubing, Inc. 401(k) Plan (“Seller 401(k) Plan”). Such tasks are expected to include, without limitation, performing compliance tests, delivering to participants the notices required under Section 402(f) of the Code, distributing or rolling over participant accounts as directed by participants, filing Form 5310 with the IRS as part of a request for a favorable determination letter upon plan termination, obtaining the 2018 plan year audit, and preparing and filing the final Form 5500. After these wind-down activities are complete, Seller shall take the necessary corporate action to terminate the Seller 401(k) Plan.
8.2.3    Plan Loan Rollovers from Seller 401(k) Plan. Within a reasonable period of time after Closing, Buyer shall cause its parent company, Synalloy Corporation, to cause the Synalloy Corporation 401(k) Employee Stock Ownership Plan to accept the direct rollover of plan loans from the Seller 401(k) Plan. Seller shall execute such documents, take such actions and provide such information as Buyer may reasonably request to facilitate the foregoing.

8.3    Non-Competition, Non-Solicitation Confidentiality Covenants of Seller.

8.3.1    Confidentiality.

8.3.1.1.    Seller has had access to, and familiarity with, the Proprietary and Confidential Information, which is known only to the shareholders, officers, and directors of the Seller or other employees, former employees, consultants or others in a confidential information relationship with the Seller. Without the prior written consent of Buyer, Seller hereby covenants and agrees that from and after the Closing, Seller shall not disclose to any other Person or use in any manner any Proprietary and Confidential Information; provided, however, that Seller may disclose or use any such Proprietary and Confidential Information (i) as it becomes generally available to the public other than through a breach of this Agreement by Seller or any of its Affiliates and representatives, (ii) as it becomes available to Seller on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Body having or claiming to have jurisdiction over Seller, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or consent required in order to consummate the transactions contemplated by this Agreement, (v) as may be necessary to establish Seller’s rights under this Agreement or (vi) as may be consented to in writing by Buyer or as may be necessary in Seller’s performance of duties on behalf of Buyer following the date hereof; provided, further that in the case of clauses (iii) and (iv) above, Seller will promptly notify Buyer and, to the extent practicable and permitted by law, provide Buyer a reasonable opportunity to prevent public disclosure of such Proprietary and Confidential Information prior to use or disclosure thereof. Seller acknowledges responsibility for disclosures caused by Seller and any of its Affiliates and representatives.

8.3.1.2.    For purposes of this Agreement, “Proprietary and Confidential Information” means any information of the Business that is not generally known to the public or to the Seller’s competitors in the industry, is used in the Business, and gives the Business an advantage over businesses that do not know the information. “Proprietary and Confidential Information” includes know-how, trade secrets, client lists, supplier lists, referral source lists, computer software or data of any sort developed or compiled by the Seller, algorithms, source or other computer code, requirements and specifications, procedures, security practices, regulatory compliance information, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Seller with respect to the Business.

8.3.2    Non-competition and Non-solicitation Covenants. In consideration of the purchase by Buyer of the Specified Assets, Seller shall not, and shall cause its Affiliates, and shareholders not to, during the Non-Compete Period and within the Territory, in any manner, directly or indirectly or by assisting any other Person, (i) own, control, manage, engage in, fund, finance or be a consultant for any business competitive with the Business, except that the ownership of Seller of not more than three percent of the shares of stock of any corporation having a class of equity securities actively traded on an national securities exchange or on NASDAQ shall not be deemed by violate the prohibitions of this paragraph, (ii) knowingly sell or distribute in the Territory stainless steel pipe and tube, regardless of where the pipe and tube is manufactured, except as a partner of Buyer or one of its Affiliates, including selling to third parties that Seller knows ultimately distribute these product lines into the Territory, (iii) recruit, solicit, induce or hire (except as a result of a general advertisement), or attempt to recruit, solicit, induce or hire, any of the Transferred Employees or employees of Buyer (or any of its Affiliates) to terminate their employment with, or otherwise cease their relationship with, Buyer (or any of its Affiliates), or (iv) solicit, divert, reduce or otherwise modify or attempt to solicit, divert, reduce or otherwise modify, the business of the clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, or prospective clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, of the Business.

8.3.3    In the event a judicial or arbitral determination is made that any provision of this Section 8.3 constitutes an unreasonable or otherwise unenforceable restriction against Seller, provisions of this Section 8.3 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 8.3 and to apply the provisions of this Section 8.3 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. If any restriction set forth in this Section 8.3 is found by any court of competent jurisdiction or arbitration panel to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intent of the Parties hereto that it extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.3.4    The restrictions contained in this Section 8.3 are necessary for the protection of the business and goodwill of Buyer and are considered by Seller to be reasonable for such purpose. Seller expressly acknowledges the value of the consideration received in connection with this Section 8.3, agrees that any breach of this Section 8.3 will cause Buyer substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available at law or equity, Buyer shall have the right to seek specific performance and injunctive relief.

8.4	Taxes.

8.4.1    To the extent any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) are imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby, such Transfer Taxes shall be borne 50/50 by Seller and Buyer. All ad valorem Taxes, if any, on the Specified Assets for the year in which the Closing occurs shall be prorated per diem on a calendar-year basis. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The Party required by law to file a Tax Return, if any, with respect to such Transfer Taxes or ad valorem taxes shall do so within the time period prescribed by law.

8.4.2    Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax proceeding relating to the Specified Assets or the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to retain all books and records with respect to Tax matters pertinent to the Specified Assets relating to any taxable period beginning before the Effective Time until the longer of (x) sixty (60) days after the expiration of the statute of limitations of the respective taxable periods or (y) six years, and to abide by all record retention agreements entered into with any Taxing Authority to the extent related to the Specified Assets or the Business.

8.4.3    Bulk Sales Law. The Parties hereto waive compliance with the provisions of any “bulk sales laws” or similar Laws of any state or other jurisdiction which may be applicable to the transactions contemplated hereby or that may otherwise be applicable with respect to the sale of any or all of the Specified Assets to Buyer.

8.5    Public Announcements. Shortly after the date of this Agreement, Buyer, or an Affiliate of Buyer, will issue a Form 8-K (including press release), Form 8-K/A and other securities filings (collectively, the “Filings”) referencing the execution of this Agreement, the parties hereto and other material terms. Except in such Filings and other subsequent filings that may be required by securities Law, neither Seller nor Buyer shall disclose to any Person, other than an Affiliate of such Party, the financial or other terms of this Agreement without the prior written consent of the other Party, unless required to do so by a Governmental Body or Law or in accordance with the terms hereof. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Parties hereto (and each employee, representative or other agent of a Party) may disclose to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to the Parties relating to such Tax treatment and Tax structure.

8.6    Assignment of Warranties. At Closing, Seller shall assign all supplier/manufacturer warranties regarding the Specified Assets to Buyer, including, but not limited to, any such warranties on the Equipment and raw material Inventory.

8.7    Employment Agreements. Effective upon the Closing, Buyer shall enter into employment agreements with Maria Haughton Roberson and Rex Haughton (collectively, the “Employment Agreements”). Seller and Buyer acknowledge and agree that fully executed Employment Agreements are a condition precedent to Buyer’s obligation to close the transactions contemplated by this Agreement.

8.8    Product Warranty Claims. If, following the Closing, Buyer receives a claim from any of its customers or any of the former customers of Seller that any of the Specified Assets or any other goods manufactured or sold by Seller prior to the Closing contain or suffer from any non-compliance with the terms or specifications of the purchase order or contract or makes any other warranty claim and, that as a result thereof, said customer has elected to either (i) reject the goods manufactured or sold by Seller, or (ii) claim a full or partial credit for the cost of such goods against any amounts owed to Buyer, then Buyer promptly shall notify Seller of such claim. Upon receipt of such notification, Seller shall have ten (10) days in which to determine whether to accept or reject each product warranty claim. If a product warranty claim is rejected by the Seller on commercially reasonable grounds, then Buyer may resolve such product warranty claim in any manner that Buyer deems necessary and appropriate under the circumstances and, to the extent that the relevant customer should obtain a valid and enforceable order from a competent court confirming that the claim is grounded and ordering Buyer to pay the customer to satisfy such product warranty, then

Buyer may seek to recover its reasonable costs and expenses from Seller under and pursuant to the terms of Section 9 of this Agreement. If Seller elects to accept any product warranty claims made by customers following the Closing, Seller shall assist Buyer in the resolution of such product warranty claims as more particularly described below. Seller may elect to either (x) pay the customer for the product plus freight in exchange for returned product, if any, or (y) request that Buyer repair, remanufacture or replace the product and reimburse Buyer for Buyer’s actual costs (including depreciation costs, if any, and freight) in remanufacturing, repairing or replacing the product, less a credit for the amount of returned product based upon market value. In such a case, the Parties shall act in good faith to reach an agreement on the amount due by the Seller and the Seller shall make any such agreed reimbursement to Buyer within five (5) business days following the date of the agreement.

8.9    Accounts Receivable. The Trade Accounts Receivable reflected on the Estimated Closing Date Working Capital statement and the Trade Accounts Receivable as of the Effective Time are set forth on Schedule 2.1.1.3. For a period of 90 days after the Closing, Buyer will use commercially reasonable efforts to collect the Accounts Receivable. Such efforts shall not require Buyer to employ commercial collection agencies or file suit. Unless otherwise explicitly directed by a customer, all Accounts Receivable payments received by Buyer during the 90-day period shall be applied to the appropriate customer’s oldest invoice(s) first. Within 15 days after expiration of the 90-day period following the Closing, Buyer shall provide to Seller a list of Accounts Receivable for which Buyer has not received a full payment (the “Uncollected Accounts Receivable”). Within 15 days of receipt of the list of Uncollected Accounts Receivable, Seller shall pay to Buyer, by wire transfer of immediately available funds, the amount, if any, by which the Uncollected Accounts Receivable exceed the reserve for doubtful or uncollectible accounts in the calculation on the Statement of Closing Date Working Capital (except to the extent the failure to collect such Uncollected Accounts Receivable have already been taken into account in the Statement of Closing Date Working Capital). If Seller fails to make such payment within such 15-day period, Buyer shall be entitled, in addition to any other remedy, to set off the amount of the Uncollected Accounts Receivable from Earn Out Payment(s) due to Seller pursuant to Section 3.5 hereof. Seller agrees to promptly forward to Buyer any and all payment for any Trade Accounts Receivable received by Seller during such 90-day period following the Closing. After the conclusion of the 90-day period, should Buyer collect any of the Uncollected Accounts Receivable, Buyer shall remit any such Uncollected Accounts Receivables to Seller and Buyer will assign any of the Uncollected Accounts Receivable to Seller at Seller’s request.

8.10    Real Estate Transaction. Simultaneously with the Closing hereof, Seller and Store Capital Acquisitions, LLC, or one of its affiliates (together, “Store Capital”), shall close upon a transaction whereby Seller shall sell the buildings and land located at 129 Honeycutt Road, Troutman, North Carolina 28166 and 123 Morehead Road, Statesville, North Carolina 28677 (collectively, the “Real Property”) to Store Capital for a purchase price of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00). Buyer will subsequently lease back the Real Property from Store Capital. Seller and Buyer acknowledge and agree that the consummation of the sale of the Real Property from Seller to Store Capital is a condition precedent to Seller’s and Buyer’s obligation to close the transactions contemplated by this Agreement.

8.11    Use of Name. On the Closing, Seller will discontinue any business operations under, and any use of, the name “American Stainless Tubing”, “ASTI” or any similar name, logo, trademarks, service marks, website, domain name, homepage, e-mail addresses or the like, used by or in connection with the Business and operations of Seller at any time prior to the Effective Time, all of the foregoing having been conveyed and transferred to Buyer hereunder. At Closing, Seller shall deliver a duly authorized and executed Amendment to the Articles of Incorporation of Seller changing its name from “American Stainless Tubing, Inc.” to a name reasonably suitable to both Seller and Buyer. Seller hereby grants Buyer the right to file, or cause to have filed, with the Secretary of State of the State of North Carolina, immediately after the Closing, the Amendment to the Articles of Incorporation of Seller changing its name.

SECTION 9.     INDEMNIFICATION
9.1    Indemnification.
9.1.1    From and after the Effective Time, Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates and their respective directors, officers, employees, agents and representatives (each a “Buyer Indemnified Party”) from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, payments, costs and expenses (including, the costs and expenses of any and all actions, suits, Proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Buyer Indemnified Party relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, (ii) any breach by Seller of any of the representations and warranties contained in Section 5 hereof and (iii) any Excluded Liability, (iv) Third Party Claims arising from the operation by Seller of the Business or its ownership, use or operation of the Specified Assets prior to the Closing, (v) any and all environmental liabilities associated with the Real Property arising before Closing, and (vi) any event, occurrence, fact, condition, obligation or liability with respect to or in any way related to the Site (as that term is defined in the EPA Request for Information).
9.1.2    From and after the Effective Time, Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates and their respective directors, officers, employees, agents and representatives (each a “Seller Indemnified Party”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnified Party relating to, resulting from or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) any breach by Buyer of any of the representations and warranties contained in Section 6 hereof, (iii) the Specified Liabilities, and (iv) the operation by Buyer of the Business and the ownership, use or operation of the Specified Assets after the Closing.
9.1.3    Except for the right to seek specific performance, which right or remedy shall not be affected or diminished hereby, the rights and remedies of Seller and Buyer under this Section 9 are exclusive and in lieu of such rights and remedies as Seller and Buyer may have under this Agreement, under applicable Law or in equity or otherwise for any breach of representation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto (whether willful, intentional or otherwise), except in the event of actual fraud.
9.1.4    Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party required to provide indemnification under this Agreement (an “Indemnifying Party”)) any amount in excess of the actual damages, court costs and reasonable attorneys’ fees and disbursements suffered by such Party. In furtherance of the foregoing, Buyer and Seller hereby irrevocably waive any right to recover punitive, indirect, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third Party Claim).
9.1.5    Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise provided by law.
9.1.6    Notwithstanding the foregoing provisions of this Section 9, neither Seller nor Buyer shall be liable under Sections 9.1.1(ii) or 9.1.2(ii) unless and until the aggregate amount of liability thereunder exceeds $100,000 (the “Basket”), in which event the Indemnitee shall be entitled to indemnification thereunder only for the amount such liability exceeds the Basket, provided, however, that the total amount recoverable pursuant to Sections 9.1.1(ii) or 9.1.2(ii) shall not exceed $3,000,000 (the “Indemnity Limit”); provided further, however, that the Basket and the Indemnity Limit shall not apply in the event of (i) actual fraud, (ii) a breach by Seller of the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.9, 5.15 and 5.16 or (iii) a breach by Buyer of the representations and warranties set forth in Sections 6.1, 6.2 and 6.3.
9.1.7    All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until eighteen (18) months after the Effective Time, except that (i) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.5, 5.9, 5.10, 5.11, 5.12, 5.15, 5.16, 6.1, 6.2 and 6.3 shall survive until the expiration of the applicable statute of limitations, at which time they shall lapse and (ii) any representation or warranty as to which an Indemnifiable Loss shall have been asserted in writing during the applicable survival period (which writing shall state with reasonable specificity the nature and amount of such Indemnifiable Loss) shall continue in effect with respect to such Indemnifiable Loss until such Indemnifiable Loss shall have been finally resolved or settled, provided that notice of the inaccuracy or breach or potential inaccuracy or breach thereof or other claim giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The covenants and agreements contained in this Agreement shall remain in effect until the expiration of such covenants and agreements pursuant to their express terms.
9.1.8    Defense of Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or Proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the following terms and provisions shall apply:

9.1.8.1     The Indemnitee shall give written notice to the Indemnifying Party of any Third Party Claim which might give rise to a claim for indemnification, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of the Indemnitee in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay and then only to the extent so prejudiced.
9.1.8.2     If any Third Party Claim is brought against an Indemnitee with respect to which the Indemnifying Party may have an obligation to indemnify, the Third Party Claim shall be defended by the Indemnifying Party and such defense shall include all proceedings and appeals which counsel for the Indemnitee shall deem reasonably appropriate.
9.1.8.3     Notwithstanding the provisions of the previous subsection, until the Indemnifying Party shall have assumed the defense of any such Third Party Claim, the defense shall be handled by the Indemnitee. Furthermore, (i) if the Indemnifying Party is a party to the action and the Indemnitee shall have reasonably concluded that there are likely to be defenses available to the Indemnitee that are different from or in addition to those available to the Indemnifying Party and in conflict with the interests of the Indemnifying Party; (ii) if the Indemnifying Party fails to defend and fulfill its indemnification obligation with respect to the Third Party Claims; or (iii) if the Third Party Claim involves a customer, competitor or a supplier of the Business and Maria Haughton Roberson has either voluntarily terminated her employment with Buyer or has been terminated by Buyer for Cause (as such term is defined in the Ms. Haughton Roberson’s Employment Agreement referenced in Section 8.7 hereof), then the Indemnifying Party shall not be entitled to assume the defense of the Third Party Claim and the defense shall be handled by the Indemnitee. If the defense of the Third Party Claim is handled by the Indemnitee under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnitee in conducting such defense.
9.1.8.4     In any Third Party Claim defended by the Indemnifying Party (i) the Indemnitee shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnifying Party shall keep the Indemnitee fully informed as to the status of such Third Party Claim at all stages thereof, whether or not the Indemnitee is represented by its own counsel, (iii) the Indemnifying Party shall make available to the Indemnitee, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Third Party Claim and (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of the Third Party Claim.
9.1.8.5     In any Third Party Claim, the party defending the same shall not make any settlement of any claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnitee or its assets, employees or business, or relief which the Indemnitee reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

9.1.9    Indemnities Not Duplicative. Notwithstanding anything to the contrary in this Agreement or the purchase and sale agreement for the Real Property (the “SPA”), the indemnity provisions of this Section 9 and Section 7.05 of the SPA are to be interpreted and applied as a single, combined indemnity provision and not as separate, duplicate or additive indemnity provisions. For example, applicable claims under either this Agreement or the SPA shall be applied towards the Basket and/or the Indemnity Limit under both Sections 9.1.6 of this Agreement and Section 7.05(f) of the SPA, so that there is one unified Basket of $100,000 and one unified Indemnity Limit of $3,000,000. If any breach, event or circumstance leads to a claim for indemnity by both the Buyer under this Agreement and the Purchaser under the SPA, claims for Indemnifiable Losses shall not be duplicative to the Seller, and the Purchaser and Buyer shall equitably allocate any such indemnity recovery between themselves.

SECTION 10.     OTHER PROVISIONS
10.1    Fees and Expenses. Except with respect to indemnification claims which shall be governed by Section 9, Buyer shall pay all of the fees and expenses incurred by Buyer, and Seller shall pay all of the fees and expenses incurred by Seller, in negotiating and preparing this Agreement (and all other agreements and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.
10.2    Notices. All notices and other communications hereunder shall be in writing an shall be deemed given on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address specified below (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
If to Buyer, to:

ASTI Acquisition, LLC
c/o Synalloy Corporation
4510 Cox Road, Suite 201
Glen Allen, Virginia 23060
Attention: Craig C. Bram, CEO
Telephone: (804) 822-3261

With copies to:

LeClairRyan, A Professional Corporation
919 East Main Street, 24th Floor
Richmond, Virginia 23219
Attention: John C. Selbach, Esq.
Telephone: (804) 343-4388

If to Seller, to:

[Name TBD] (f/k/a American Stainless Tubing, Inc.)
129 Honeycutt Road
Troutman, North Carolina 28166
Attn: Maria Haughton Roberson
Telephone: 704-928-2440

With copies to:

Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attn: Allain C. Andry, Esq.
Telephone: (704) 377-8359
10.3    Entire Understanding. This Agreement, together with the Exhibits and Disclosure Schedules hereto, between Buyer and Seller, states the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. The Agreements and the Exhibits and Disclosure Schedules hereto may be amended at any time prior to Closing provided that any such amendment is approved in writing by each of the Parties.
10.4    Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer and the Seller and their respective successors and assigns. No Party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other Party.
10.5    Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
10.6    Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
10.7    Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

10.8    Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.
10.9    References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
10.10    Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
10.11    Jurisdiction and Process. In any action between or among any of the Parties arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York (Manhattan), (b) if any such action is commenced in a state court, then, subject to applicable law, no Party shall object to the removal of such action to any federal court located in New York, New York (Manhattan), (c) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.2, and (d) the substantially prevailing Party shall be entitled to recover their reasonable attorneys’ fees, costs, and disbursements from the other Parties (in addition to any other relief which the substantially prevailing Party may be entitled).
10.12    No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the Parties hereto.

[Signature page follows]

INTENDING TO BE LEGALLY BOUND HEREBY, the Parties have executed or caused to be executed this Asset Purchase Agreement effective as of the day and year first above written.

ASTI ACQUISITION, LLC

By: ________________________________
Name: Craig C. Bram
Title: CEO

AMERICAN STAINLESS TUBING, INC.

By: ________________________________
Name: Maria Haughton Roberson
Title: President

Subject to the terms and conditions of this Agreement, Synalloy Corporation, the parent of Buyer (“Parent”), hereby guarantees the performance by Buyer of the obligations of Buyer under this Agreement.  The guarantee provided hereby (this “Guarantee”) shall be absolute, continuing, unconditional and irrevocable; provided that this Guarantee shall automatically expire and terminate and be of no further effect upon completion of the Closing.  This Guarantee is a guaranty of payment and performance and not of collection.  Parent hereby waives any right to require the Seller, as a condition of payment or performance by Parent, to proceed against Buyer or any other Person or to pursue any other remedy or enforce any other right.  To the extent permitted by applicable Law, Parent unconditionally waives diligence, demand or notice of any kind whatsoever with respect to this Guarantee or the guaranteed obligations or with respect to any condition or circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or that might otherwise limit recourse against Parent.

SYNALLOY CORPORATION

By: ________________________________
Name: Craig C. Bram
Title: President & CEO

EXHIBIT 1

DEFINED TERMS

“ACA” shall have the meaning given to such term in Section 5.15 herein.

“Acquisition Proposal” shall have the meaning given to such term in Section 7.3 herein.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more subsidiaries, controls or is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning given to such term in the Introduction herein.

“Assumed Contracts” shall have the meaning given to such term in Section 5.7 herein.

“Basket” shall have the meaning given to such term in Section 9.1.6 herein.

“Business” shall have the meaning given to such term in the Recitals herein.

“Buyer” shall have the meaning given to such term in the Introduction herein.

“Buyer Benefit Plans” shall have the meaning given to such term in Section 8.2.1 herein.

“Buyer Indemnified Party” shall have the meaning given to such term in Section 9.1.1 herein.

“Calculation Period” means each successive three month period during the Earn Out Period, beginning with the first three month period following the Effective Time.

“Closing” shall have the meaning given to such term in Section 4.1 herein.

“Closing Payment” shall have the meaning given to such term in Section 3.1.1.2 herein.

“COBRA” shall have the meaning given to such term in Section 8.2.1 herein.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” shall have the meaning given to such term in Section 6.6 herein.

“Common Stock” shall have the meaning given to such term in Section 6.4 herein.

“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

“Copyrights” shall have the meaning given to such term in the definition of Intellectual Property herein.

“Customer Lists” shall have the meaning given to such term in Section 2.1.1.4 herein.

“Earn Out Calculation” shall have the meaning given to such term in Section 3.5.2.1 herein.

“Earn Out Calculation Delivery Date” shall have the meaning given to such term in Section 3.5.2.1 herein.

“Earn Out Calculation Objection Notice” shall have the meaning given to such term in Section 3.5.2.2 herein.

“Earn Out Calculation Statement” shall have the meaning given to such term in Section 3.5.2.1 herein.

“Earn Out Payment” shall have the meaning given to such term in Section 3.5.1 herein.

“Earn Out Period” means the three year period following the Closing Date.

“Employee Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is sponsored by the Seller for employees of the Seller.

“Employment Agreements” shall have the meaning given to such term in Section 8.7 herein.

“Encumbrance” means any liens, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, hypothecate or other encumbrance, claim, burden or charge of any nature.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Law applicable to the Business as conducted by the Seller that relates to the generation, storage, handling, discharge, emission, treatment, response, removal, remediation, release or disposal of Hazardous Substances or to the protection of the environment.

“Environmental Permit” means any license or permit required by an Environmental Law for the operation of the Business as conducted by the Seller.

“EPA Request for Information” shall have the meaning given to such term in Section 7.6.1.7 herein.

“Equipment” shall have the meaning given to such term in Section 2.1.1.2 herein.

“Estimated Closing Date Working Capital” shall have the meaning given to such term in Section 3.1.1.1 herein.

“Exchange Act” shall have the meaning given to such term in Section 6.6 herein.

“Excluded Assets” shall have the meaning given to such term in Section 2.1.2 herein.

“Excluded Liabilities” shall have the meaning given to such term in Section 2.1.4 herein.

“Filings” shall have the meaning given to such term in Section 8.5 herein.

“Financial Statements” shall have the meaning given to such term in Section 5.14 herein.

“GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

“Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, provincial, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state, provincial or local board(s) of medicine), instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (c) multi-national organization or body; or (d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, policy, military or taxing authority or power of any nature.

“Guarantee” shall have the meaning given to such term on the signature page herein.

“Hazardous Substance” means each substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, or (ii) it is toxic, reactive, corrosive, ignitable, infectious or radioactive.

“including” means including but not limited to.

“Indemnifiable Loss” shall have the meaning given to such term in Section 9.1.1 herein.

“Indemnifying Party” shall have the meaning given to such term in Section 9.1.4 herein.

“Indemnitee” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnity Limit” shall have the meaning given to such term in Section 9.1.6 herein.

“Independent Accountants” shall have the meaning given to such term in Section 3.3.4 herein.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Registrations” means all Intellectual Property assets of the Business that are subject to any issuance, registration, or application by or with any Governmental Body or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Inventory” shall have the meaning given to such term in Section 2.1.1.1 herein.

“Judgment” means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Governmental Body.

“Knowledge of Seller” and similar phrases means that neither Maria Haughton Roberson, Rex Haughton, Mike Gamage, Keith Troutman, nor Nancy Barrymore had knowledge that the statement made is incorrect.

“Law” means any provision of any foreign, federal, state, provincial or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

“Licenses and Permits” shall have the meaning given to such term in Section 2.1.1.7 herein.

“Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value or condition of the Specified Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof.

“Material Customers” shall have the meaning given to such term in Section 5.19.1 herein.

“Material Suppliers” shall have the meaning given to such term in Section 5.19.2 herein.

“Non-Compete Period” shall mean a period of five (5) years after the Effective Time.

“Objection Notice” shall have the meaning given to such term in Section 3.3.3 herein.

“Parent” shall have the meaning given to such term on the signature page herein.

“Party” and “Parties” shall have the meaning given to such terms in the Introduction herein.

“Patents” shall have the meaning given to such term in the definition of Intellectual Property herein.

“Person” means any individual, Entity or Governmental Body.

“Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

“Proprietary and Confidential Information” shall have the meaning given to such term in Section 8.3.1.2 herein.

“Purchase Orders” shall have the meaning given to such term in Section 2.1.3.2 herein.

“Purchase Price” shall have the meaning given to such term in Section 3.1 herein.

“Real Property” shall have the meaning given to such term in Section 8.10 herein.

“Records” shall have the meaning given to such term in Section 2.1.1.5 herein.

“Returns” shall have the meaning given to such term in Section 5.9.1 herein.

“Revenue” means, with respect to any Calculation Period, gross sales generated by the Business determined in accordance with GAAP. Revenue may also include gross sales initiated by the Business but manufactured by an Affiliate of Buyer; in which case, Seller and Buyer shall negotiate in good faith to determine to what extent such gross sales shall be included in the calculation of Revenue for any Calculation Period.

“Review Period” shall have the meaning given to such term in Section 3.5.2.2 herein.

“SEC Documents” shall have the meaning given to such term in Section 6.6 herein.

“Securities Act” shall have the meaning given to such term in Section 6.6 herein.

“Seller” shall have the meaning given to such term in the Introduction herein.

“Seller Indemnified Party” shall have the meaning given to such term in Section 9.1.2 herein.

“Software” shall have the meaning given to such term in the definition of Intellectual Property herein.

“SPA” shall have the meaning given to such term in Section 9.1.9 herein.

“Specified Assets” shall have the meaning given to such term in Section 2.1.1 herein.

“Specified Liabilities” shall have the meaning given to such term in Section 2.1.3 herein.

“Statement of Closing Date Working Capital” shall have the meaning given to such term in Section 3.3.1 herein.

“Store Capital” shall have the meaning given to such term in Section 8.10 herein.

“Target Closing Date Working Capital” means SIX MILLION AND 00/100 DOLLARS ($6,000,000).

“Tax” means: (a) any foreign, federal, state, provincial or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, escheat, unclaimed property, retirement or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-Governmental Body exercising tax regulatory authority.

“Tax Returns” means all federal, state, provincial, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendments thereto.

“Territory” means the United States of America.

“Third Party Claim” shall have the meaning given to such term in Section 9.1.8 herein.

“Trade Accounts Payable” shall have the meaning given to such term in Section 2.1.3.3 herein.

“Trade Accounts Receivable” shall have the meaning given to such term in Section 2.1.1.3 herein.

“Trademarks” shall have the meaning given to such term in the definition of Intellectual Property herein.

“Trade Secrets” shall have the meaning given to such term in the definition of Intellectual Property herein.

“Transfer Taxes” shall have the meaning given to such term in Section 8.4.1 herein.

“Transferred Employees” shall have the meaning given to such term in Section 8.2.1 herein.

“Uncollected Accounts Receivable” shall have the meaning given to such term in Section 8.9 herein.

“Union” shall have the meaning given to such term in Section 5.12 herein.

“Vendor Contracts” shall have the meaning given to such term in Section 2.1.3.4 herein.

“Working Capital” means the current assets of Seller, less the current liabilities of Seller, determined in a manner consistent with that set forth in Schedule 3.1.1.1.

SCHEDULES

Schedule 2.1.1.1    -    Inventory (at or before Closing)
Schedule 2.1.1.2    -    Equipment
Schedule 2.1.1.3    -    Trade Accounts Receivable
Schedule 2.1.1.6    -    Licenses and Permits
Schedule 2.1.3.2    -    Assumed Purchase Orders (at or before Closing)
Schedule 2.1.3.3    -    Assumed Trade Accounts Payable
Schedule 2.1.3.4    -    Vendor Contracts
Schedule 3.1.1.    -    Working Capital Calculation Methodology
Schedule 3.4        -    Allocation Statement (at or before Closing)
Schedule 5.2.2        -    Non-Contravention
Schedule 5.2.3        -    Consents
Schedule 5.3        -    Title to Specified Assets
Schedule 5.8        -    Intellectual Property
Schedule 5.9        -    Taxes
Schedule 5.12        -    Labor and Employment Matters
Schedule 5.14        -    Financial Statements
Schedule 5.15        -    Employee Benefit Plans
Schedule 5.16        -    Environmental Matters
Schedule 5.18        -    Condition and Sufficiency of the Equipment
Schedule 5.19.1    -    Material Customers
Schedule 5.19.2    -    Material Suppliers

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